Exhibit 10.14

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of June 30, 2019, by and between Web.com Group, Inc., a Delaware corporation (“Sublandlord”), and Braze, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.    Sublandlord is the tenant under that certain Lease Agreement dated as of July 21, 2014, as amended by that certain First Amendment of Lease dated as of December 4, 2014, and as further amended by that certain Second Amendment of Lease dated as of January 29, 2016 (as amended, the “Prime Lease”) between Vornado 330 West 34th Street, L.L.C. (“Prime Landlord”), as lessor, and Web.com Group, Inc. successor in interest of Yodle Web.com, Inc. (“Sublandlord”), as lessee, of 27,881 rentable square feet (the “Sublease Premises”), comprising the entire 16th floor of the building known as 330 West 34th Street, New York, New York 10001 (the “Building”). A copy of the Prime Lease is attached hereto as Exhibit A. Capitalized terms used in this Sublease, not defined herein, shall have the meanings ascribed to them in the Prime Lease.

B.    Subtenant desires to Sublease from Sublandlord, and Sublandlord is willing to Sublease to Subtenant, subject to the provisions of the Prime Lease, the Sublease Premises, upon the terms and conditions and as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, Sublandlord and Subtenant (together, the “Parties” and each sometimes a “Party”) hereby agree and covenant with each other as follows:

1.    Demise of Sublease Premises. Sublandlord shall Sublease and demise to Subtenant, and Subtenant shall hire and accept from Sublandlord, the Sublease Premises, on and subject to the terms and conditions set forth in this Sublease.

2.    Term. The term of this Sublease shall commence on the later to occur of (a) mutual execution and delivery by Sublandlord and Subtenant of this Sublease, (b) the date upon which Sublandlord and Prime Landlord consent to this Sublease, and (c) delivery by Sublandlord to Subtenant of the Sublease Premises in the condition required herein (the “Commencement Date”), and shall end on April 29, 2024 (the “Term”) unless sooner terminated as provided herein. Sublandlord shall request the consent of Prime Landlord promptly following the full execution of this Sublease, and in connection therewith, shall (x) deliver to Prime Landlord such additional documentation or information reasonably requested by either of them, and (y) keep Subtenant reasonably apprised of the status of the required consent. If Sublandlord or Prime Landlord (i) for any reason disapprove this Sublease, this Sublease shall be of no further force and effect, or (ii) fail to give such consent within sixty (60) days after mutual execution of this Sublease, either Party may then cancel this Sublease by giving written notice of cancellation to the other Party before such consent is actually received and Sublandlord shall return to Subtenant any amounts delivered by Subtenant under this Sublease. Neither Party shall have liability to the other for any termination or cancellation under this Section 2, unless such Party by its willful act or gross negligence caused Prime Landlord to refuse timely consent to this Sublease. Any legal fees, fees or other consideration charged by Prime Landlord for its review of, and consent to, this Sublease shall be born solely by Sublandlord.

3.    Rent and Security Deposit.

(a)    Base Rent. As rent (“Base Rent”) reserved for the Sublease Premises, commencing on the date that is the 6th monthly anniversary of the Commencement Date (the “Base Rent Commencement Date”), Subtenant shall pay the following sums per month, in advance on the first day of each month for the balance of the Term:

	Annual	Monthly
Years 1 through end of the Term	$1,840,146.00	$153,345.50

Subtenant shall pay to Sublandlord upon execution of this Sublease the sum of $153,345.50 as Base Rent for the first full month of the Term. In the event that the Base Rent Commencement Date falls on other than the first day of the applicable month, the rent for such first month will be prorated on the basis of the number of days in such month, and the balance of Subtenant’s prepayment shall be applied to the first full month of the Term following the Base Rent Commencement Date.

(b)    Additional Rent. Commencing January 1, 2020 and each year thereafter during the Term hereof, in addition to Base Rent, Subtenant shall pay to Sublandlord as Additional Rent (“Additional Rent”): (i) 4.1164% of the increases in the Building’s Operating Expenses (the “Operating Expenses Escalation”) over the 2019 Base Operating Expense Year and for each year following the Base Operating Expense Year, and (ii) the 3.8363% of the increases in the Building’s Taxes (the “Tax Escalation” and together with the Operating Expenses Escalation, the “Escalation Rent”) over the 2019/2020 Base Year (the “Base Tax Year”) and for each year following the Base Tax Year. Subtenant shall pay Escalation Rent in monthly installments on the first day of each month in an amount set forth in a written estimate by Sublandlord; provided, however, if there is a change in the amount of Escalation Rent payable by Subtenant, Sublandlord shall provide such written estimate to Subtenant at least fifteen (15) days before such amount is first due. Sublandlord shall promptly forward to Subtenant all estimates and reconciliation statements that Sublandlord receives from Prime Landlord. At the same time, in addition to such estimates or reconciliation statements, Sublandlord shall provide Subtenant its calculation of Escalation Rent for such calendar or fiscal year, as well as supporting documentation to the extent provided by Prime Landlord or developed independently by Sublandlord. In the event an adjustment to Operating Expenses or Taxes or any other Additional Rent is made by Prime Landlord, Escalation Rent shall be adjusted accordingly. Upon written request from Subtenant, Sublandlord shall promptly exercise any right it may have to cause Prime Landlord’s books and records to be audited; provided, however, that Subtenant shall pay the cost of the audit and indemnify, defend and hold harmless Sublandlord from and against all claims, damages, costs and expenses incurred by Sublandlord as a result of the audit. The Base Rent and Additional Rent may sometimes be referred to herein collectively as the “Rent.” Notwithstanding anything herein to the contrary, Subtenant shall not be responsible for any sums due under the Prime Lease which are not due from Subtenant to Sublandlord pursuant to the express terms of this Sublease, or which are due under the Prime Lease or this Sublease and are assessed as a result of the failure of Sublandlord to comply with the Prime Lease unless Subtenant is in default of any of the terms or provisions of this Sublease or the Prime Lease on the date such sums are assessed by Prime Landlord.

(c)    Method of Payment. All Rent shall be paid to Sublandlord in lawful money of the United States, at the address specified for notices in Section 22 below (or such other place as Sublandlord may designate by written notice to Subtenant from time to time), and except as otherwise provided herein, shall be payable without requirement of notice or demand thereof and without any rights of setoff or deduction whatsoever.

(d)    Intentionally Deleted.

(e)    Late Charges. The Parties agree that late payments of Rent by Subtenant to Sublandlord will cause Sublandlord to incur costs not contemplated by this Sublease, the amount of which is extremely difficult to ascertain. Therefore, the Parties agree that if any installment of Rent is not received by Sublandlord within three (3) business days after due, Subtenant will pay to Sublandlord a late charge equal to five per cent (5%) of the late payment. Interest on any amounts payable by Subtenant under this Sublease shall accrue at the rate equal to the lesser of (i) of eighteen percent (18%) per annum or (ii) the maximum rate permitted by law, from the date delinquent until paid in full.

(f)    Security Deposit.

(i)    Subtenant shall simultaneously with the execution and delivery of this Sublease deliver to Sublandlord and maintain during the Term and for a period of sixty (60) days after the expiration of the Term (and any renewal or extended term, if any) a security deposit (the “Deposit”) in the amount of Nine Hundred Twenty Thousand Seventy Three and 00/100 Dollars ($920,073.00), in the form of a clean, stand-by, irrevocable letter of credit, in form and substance reasonably satisfactory to Sublandlord as security for the full and faithful performance and observance by Subtenant of Subtenant’s covenants and obligations under this Sublease.

(ii)    Such letter of credit referenced in (a) above shall be issued by a banking corporation having assets of at least Five Billion ($5,000,000,000.00) Dollars and having its principal place of business or its duly licensed branch or agency in the City of New York, and, if the issuing bank is not a member of the New York Clearing House Association (or any successor organization), confirmed by another bank reasonably satisfactory to Sublandlord which is a member of the New York Clearing House Association. Such letter of credit shall provide that it may be presented for payment in the City of New York or via overnight courier service (i.e., Federal Express, United Parcel Service, and the like, if the issuing bank so requires. Except as otherwise provided in this Paragraph 3(f), Subtenant shall, throughout the Term, deliver to Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit reasonably acceptable to Sublandlord in lieu thereof (each such letter of credit and each such extension or replacement thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid unless terminated by the issuer thereof by notice to Sublandlord given by certified or registered mail, return receipt requested not less than thirty (30) days prior to the expiration thereof. If Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Paragraph 3(f), Sublandlord may, in addition to all other remedies hereunder, draw down the full amount of the existing Security Letter and retain the same as cash security hereunder.

(iii)    In the event of a default, past any applicable notice, grace or cure period, if any, Sublandlord may use, apply or retain the whole or any part of the Security Letter to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which there has occurred an uncured default or for any sum which Sublandlord may expend or may be required to expend by reason of such uncured default, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. To insure that Sublandlord may utilize the security represented by the Security Letter in the manner, for the purposes, and to the extent provided in this Paragraph 3(f), each Security Letter shall provide that the full amount (or any portion) thereof may be drawn down by Sublandlord upon presentation to the issuing or confirming bank of Subtenant’s sight draft drawn on the issuing bank, provided that Sublandlord shall only draw down the Security Letter in accordance with the terms of this Paragraph 3(f).

(iv)    In the event Sublandlord applies or retains any portion or all of the Deposit delivered hereunder in accordance with this Paragraph 3(f), Subtenant shall forthwith within ten (10) days of Sublandlord’s written demand restore the amount so applied or retained so that at all times the amount deposited shall be not less than the Deposit required under the provisions of this Paragraph (3(f).

(v)    If Subtenant shall fully and faithfully comply with all of Subtenant’s covenants and obligations under this Sublease, the Deposit or any balance thereof to which Subtenant is entitled shall be returned or paid over to Subtenant not more than sixty (60) days after the date fixed as the end of the Term and after delivery to Sublandlord of entire possession of the Sublease Premises. Sublandlord shall transfer the unapplied part of the Deposit and the interest thereon, if any, to which Subtenant is entitled, or any interest it may have in the Security Letter, as the case may be, to the vendee, transferee or lessee of Sublandlord’s interest in the Sublease and Sublandlord shall thereupon be released by Subtenant from any and all liability for the return or payment thereof, and Subtenant shall look solely to the new Sublandlord for the return or payment of same. Sublandlord shall have the right to require Subtenant to deliver a replacement Security Letter naming the new Sublandlord as beneficiary and, if Subtenant shall fail to deliver the same within thirty (30) Business Days after notice, to draw down the existing Security Letter and retain the proceeds as cash security hereunder until a replacement Security Letter is delivered, at which time the cash security deposit shall be returned to Subtenant. Subtenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, or attempted assignment or encumbrance.

(g)    Rent Defined. As used herein, the term “Rent” shall mean Base Rent and the Additional Rent (including, without limitation, Escalation Ren).

(h)    No Free Rent; No Tenant Improvement Allowance. Except as provided in this Article 3 or otherwise herein, there shall be no additional period of forgiven or deferred rent under this Sublease and Sublandlord shall provide no tenant improvement allowance to Subtenant under this Sublease.

(i)    Rent Abatement under Sublease. If Sublandlord shall actually receive under the Sublease an abatement of Rent as to the Sublease Premises (for a period after the Commencement Date), then Subtenant shall be entitled to receive from Sublandlord a proportionate share of abated Rent under this Sublease, which share shall be calculated in the same manner the abated rent was calculated under the Sublease (e.g., if Sublandlord is entitled to receive an abatement of 50% of the rent payable under the Sublease for a period of the Term, then Subtenant shall be entitled to receive an abatement of 50% of the Rent payable under this Sublease for such period).

4.    Prime Lease.

(a)    Incorporation by Reference; Assumption. All the Articles of the Prime Lease are incorporated into this Sublease as if fully set forth in this Sublease, except those contradicted by the terms of this Sublease. Where applicable, references in the Prime Lease to Landlord will mean Sublandlord and to Tenant will mean Subtenant. If any provisions of this Sublease conflict with any portion of the Prime Lease as incorporated herein, the terms of the Prime Lease will govern.

(b)    Assumption of Lease Obligations. Except with respect to payment of Rent or as otherwise set forth in this Sublease, Subtenant will assume and perform the obligations of Tenant under the Prime Lease during the Sublease Term to the extent such obligations are applicable to the Sublease Premises. Subtenant will not commit or suffer any act or omission that will violate any of the provisions of the Prime Lease. Subtenant acknowledges that Sublandlord remains liable to Prime Landlord under the Prime Lease and agrees to indemnify and hold harmless Sublandlord from and against any losses or damages that arise out of a failure by Subtenant to perform or observe any of the provisions of the Prime Lease which Subtenant is obligated hereunder to perform or observe except to the extent not caused solely and directly by or arising from the acts, omissions, or willful misconduct of Subtenant, Subtenant’s agents, servants, employees, contractors, subcontractors, visitors, licensees or invitees.

(c)    No Assumption by Sublandlord. Sublandlord does not assume the obligations of the Prime Landlord under the Prime Lease. Subtenant acknowledges that Sublandlord’s obligation to perform services, provide utilities, make repairs and carry insurance shall be satisfied only to the extent that the Prime Landlord under the Prime Lease satisfies those same obligations. With respect to the performance by Prime Landlord of its obligations under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to enforce its rights as Tenant pursuant to the Prime Lease, including, but not limited to, promptly request the same, on request in writing by Subtenant, and to use reasonable efforts to obtain the same from Prime Landlord; provided, however, Sublandlord will have no obligation to institute legal action against Prime Landlord.

(d)    Performance Directly to Sublandlord. At any time and on reasonable prior written notice to Subtenant, Sublandlord can elect to require Subtenant to perform its obligations under this Sublease directly to Prime Landlord, in which event Subtenant will send to Sublandlord from time to time copies of all notices and other communications it will send to and receive from Prime Landlord.

(e)    Landlord Defaults; Consents. Notwithstanding any provision of this Sublease to the contrary, (a) Sublandlord will not be liable or responsible in any way for any loss, damage, cost, expense, obligation or liability suffered by Subtenant by reason of or as the result of any breach, default or failure to perform by the Sublandlord under the Sublease or Prime Landlord under the Prime Lease except if such breach, default or failure to perform is caused by the acts, omissions, or willful misconduct of Sublandlord or Sublandlord’s Representatives, or Sublandlord’s default under this Sublease or the Sublease, and (b) whenever the consent or approval of Sublandlord is required for a particular act, event or transaction (i) Sublandlord shall not unreasonably withhold, delay or condition its consent or approval; (ii) any such consent or approval by Sublandlord will be subject to the consent or approval of Prime Landlord if required under the Prime Lease; and (iii) should Prime Landlord refuse to grant such consent or approval, under all circumstances not involving the willful misconduct or negligence of Sublandlord and/or any default by Sublandlord pursuant to the Prime Lease or this Sublease, Sublandlord will be released from any obligation to grant its consent or approval. Sublandlord agrees, at no expense of Sublandlord, to reasonably cooperate with Subtenant in obtaining the consent of the Prime Landlord where any such consent is required by this Sublease, the Prime Lease, and will act reasonably with respect to any consent requested by Subtenant in connection with this Sublease. Without limiting the generality of the foregoing, if Subtenant shall submit to Sublandlord a request for Sublandlord’s or Prime Landlord’s consent or approval with respect to any given matter required by this Sublease, the Prime Lease, then Sublandlord shall promptly forward such request onto Prime Landlord for its consent or approval.

(f)    Termination of Sublease or Prime Lease. If the Prime Lease is terminated for any reason whatsoever, then unless Prime Landlord or Sublandlord demands that Subtenant attorn to either of them, this Sublease will terminate simultaneously, and any unearned Rent or other amounts paid in advance by Subtenant shall be refunded to Subtenant.

(g)    Notice or Demands. If, at any time during the Sublease Term, Sublandlord receives any notice or demand from Prime Landlord with respect to the Sublease Premises, Sublandlord shall promptly deliver a true and correct copy of same to Subtenant. In the event that Sublandlord delivers or receives a notice of default under the Prime Lease, Sublandlord agrees to deliver to Subtenant a copy of any such notice of default.

(h)    Sublandlord Representations and Warranties; Covenants.

(i)    Sublandlord represents and warrants to Subtenant that: (i) Exhibit A to this Sublease is a true, correct and complete copy of the Prime Lease; and (iii) to the actual knowledge of Sublandlord: (w) the Prime Lease is in full force and effect, and has not been modified except as set forth in Exhibit A, (x) no default or breach by Sublandlord exists under the Prime Lease, (y) Sublandlord has neither sent to, nor received from, Landlord any notice of default pursuant to the Prime Lease, and (z) there exists no condition which, after the giving of notice or the passage of any applicable grace or curative period, or both, would constitute a default or event of default pursuant to the Sublease.

(ii)    Sublandlord covenants and agrees not to act or suffer or permit anything to be done which could result in a default under the Prime Lease or cause the Prime Lease to be terminated, cancelled or forfeited and, provided that Subtenant is not in default under this Sublease, it shall timely and fully observe, perform and discharge its obligations under the Prime Lease, unless prevented by doing so through Subtenant’s default under this Sublease. Sublandlord further covenants and agrees that it will not terminate, modify or amend the Prime Lease during the Term of the Sublease. Sublandlord further covenants and agrees that, provided Subtenant is not in default under this Sublease, Sublandlord shall pay all rent and other charges that may become due and payable by Sublandlord pursuant to the Prime Lease, as and when such amounts become due and payable thereunder.

5.    Maintenance and Repairs. At all times during the Sublease Term, Subtenant, at its sole cost, will maintain the Sublease Premises and every part thereof and all equipment, fixtures and improvements therein in good condition and repair to the extent required under the Sublease. At the end of the Term, Subtenant will surrender the Sublease Premises in as good condition as when received, reasonable wear and tear excepted and shall be responsible for the removal of any Specialty Alterations (as defined in the Primes Lease) that are made by or at the request of Subtenant after the Commencement Date and for the repair and restoration of the Sublease Premises as a result of the removal of any such Specialty Alterations. Subtenant will be responsible for all repairs required to be performed by the Subtenant under the Sublease during the Term of this Sublease with respect to the Sublease Premises.

Cleaning services shall be included in the Base Rent and provided in accordance with the Prime Lease.

6.    Use. Subtenant shall use the Sublease Premises solely for general, executive and administrative offices only in keeping with the character of a first-class office building and shall not use or permit the use of the Sublease Premises in any manner which will tend to create waste or a nuisance or shall tend to unreasonably disturb other tenants of the Building.

7.    Electricity and HVAC. Electricity and HVAC shall be supplied to the Sublease Premises in accordance with the Prime Lease.

8.    Hazardous Substances.

(a)    Definitions. For the purposes of this Sublease, the following terms have the following meanings:

1.    “Environmental Laws” means all laws, statutes, ordinances or regulations pertaining to health, industrial hygiene or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, 42 U.S.C. § 9601 et seq. and the Resource Conservation Recovery Act of 1976 (“RCRA”), as amended, 42 U.S.C. § 6901 et seq.

2.    “Hazardous Material(s)” means any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in CERCLA and RCRA.

3.    “Environmental Problem” shall mean (A) any release or discharge, or threatened release or discharge, of a Hazardous Material in, on, under, from or about the Sublease Premises or the Building or (B) any violation or threatened violation of any Environmental Laws, whether or not intentional, in, on, under or about the Sublease Premises, or the Building.

4.    “Subtenant Related Environmental Problem” shall mean any Environmental Problem resulting from or related to (A) any act or omission of Subtenant, Subtenant’s agents, servants, employees, contractors, subcontractors, visitors, licensees or invitees (collectively, “Subtenant’s Representatives”) or anyone allowed to enter onto the Sublease Premises or the Building by Subtenant or (B) Subtenant’s use of the Sublease Premises or the Building.

(b)    Prohibition. Subtenant shall not cause or permit the manufacture, generation, production, storage, use, transportation, treatment, incineration, disposal, discharge, threatened discharge, release or threatened release of any Hazardous Material in, on, under, from or about the Sublease Premises or the Building, or into the environment surrounding the Building. Notwithstanding the preceding sentence, Subtenant may store and use cleaning or office supplies (“Supplies”) containing Hazardous Materials so long as (i) the Supplies are of a type and chemical composition commonly used by businesses in general (and not used solely as an incident to Subtenant’s particular business or use of the Sublease Premises); (ii) Subtenant stores and uses the Supplies only in such quantities as may reasonably be expected to be stored or used by persons occupying space the size of the Sublease Premises for general office purposes; and (iii) Subtenant stores and uses the Supplies in compliance with any manufacturer’s directions or warnings and all applicable federal, state or local laws, regulations and judicial decrees or orders. Tenant shall store and use all Supplies in a manner which minimizes to the extent reasonably practical the threat of any spill or release of such Supplies into or onto the Sublease Premises, the Building or the environment and shall promptly and with reasonable care clean up any such spill or release to the satisfaction of any governmental authority having jurisdiction thereof. In no event shall Subtenant use or store any asbestos-containing materials or PCBs on the Sublease Premises.

(c)    Compliance with Laws. Subtenant and Subtenant’s Representatives shall comply in all respects with all Environmental Laws applicable to the Sublease Premises and Subtenant’s use thereof.

(d)    Environmental Problems. Subtenant shall exercise reasonable care to avoid the occurrence of any environmental problem at the Sublease Premises (an “Environmental Problem”). If Subtenant causes, permits or learns of any Environmental Problem, Subtenant shall immediately notify Sublandlord. Subtenant shall give all notices of any Environmental Problem required by applicable Environmental Laws, including, without limitation, any notice required by CERCLA. Subtenant shall immediately give Sublandlord notice of any governmental investigation or any governmental or regulatory action, proceeding, order or decree relating to any Environmental Problem and, at Subtenant’s expense, shall comply in all respects with any such order or decree within the time period allowed thereby for compliance if such Environmental Problem was caused by Subtenant or Subtenant’s Representatives, unless Sublandlord notifies Subtenant that Sublandlord intends to contest such order or decree. Prior to commencing any corrective or remedial action with respect to any Environmental Problem (except for any such action taken to comply with an order or decree which Sublandlord has not elected to contest), Subtenant shall obtain the consent of Sublandlord (which shall not be unreasonably withheld or delayed) and all governmental entities having jurisdiction thereof. Notwithstanding anything herein to the contrary, Subtenant shall not be required to remove, or be responsible or liable to Sublandlord for any costs incurred due to: (a) any Hazardous Material which was present on the Sublease Premises prior to Subtenant’s occupancy thereof, or (b) the remediation or removal of Hazardous Substances from the Sublease Premises to the extent not required under the Sublease.

(e)    Indemnity. Subtenant shall indemnify, defend and hold harmless Sublandlord (through counsel reasonably satisfactory to Sublandlord) against any and all claims, demands, actions, proceedings, liabilities, punitive damages, civil, administrative or criminal penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, fines and forfeitures) incurred by Sublandlord or to which Sublandlord may be exposed by reason of any of the following (an “Environmental Default”): the manufacture, generation, production, storage, use, transportation, treatment, incineration, disposal, discharge, threatened discharge, release or threatened release of any Hazardous Material (including any Supplies) by Subtenant or Subtenant’s Representatives, in, on or about the Sublease Premises or the Building during the term of this Sublease; (ii) Subtenant’s violation of any of the provisions of this Section 8; or (iii) any Subtenant related Environmental Problem. Without limiting the generality of the foregoing, Subtenant shall reimburse Sublandlord upon demand for (I) any investigative, consulting, legal, response, remedial, monitoring or cleanup costs incurred by Sublandlord (whether or not in response to any governmental or judicial action, decree or order) relating to any Environmental Default; and (II) any investigative, consulting or legal costs incurred by Sublandlord in defending against any regulatory or judicial order or decree, or satisfying any judgment or the terms of any settlement or consent decree, relating to any Environmental Default. Subtenant’s indemnity obligations under this Section 8 shall survive the expiration or earlier termination of this Sublease.

9.    Alterations.

(1)    Alterations and Improvements by Subtenant. Subtenant will not make any alterations, additions or improvements to the Sublease Premises (“Alterations”) without obtaining the prior written consent of Sublandlord, which Sublandlord shall not unreasonably withhold, condition or delay, and, if such consent is required under the Prime Lease, the making of such Alterations shall also be subject to prior written consent of Sublandlord and Prime Landlord, which Sublandlord shall request, and/or cause to be requested, pursuant to the provisions of this Sublease. The term “Alterations” includes any alterations, additions or improvements made by Subtenant to comply with the ADA as required in Section 11 below. All Alterations must be constructed (i) in a good and workmanlike manner using materials of a quality comparable to those on the Sublease Premises, (ii) in conformance with all relevant codes, regulations and ordinances and (iii) only after necessary permits, licenses and approvals have been obtained by Subtenant from the appropriate governmental agencies. All Alterations will be made at Subtenant’s sole cost and diligently prosecuted to completion. Any contractor or other person making any Alterations must first be approved in writing by Sublandlord (such approval not to be unreasonably withheld, conditioned or delayed) and, if such approval is required under the Prime Lease, by Sublandlord and Prime Landlord.

(2)    Disposition on Termination. Upon the expiration of the Term or earlier termination of this Sublease, Sublandlord may elect to have Subtenant either (i) surrender with the Sublease Premises any or all of the Subtenant’s Alterations as Sublandlord may determine (except Personal Property as provided in Section 10 below), which Alterations will become the property of Sublandlord, or (ii) promptly remove any or all of the Subtenant’s Alterations designated by Sublandlord to be removed, in which case Subtenant must, at Subtenant’s sole cost, repair and restore the Sublease Premises to its condition as of the Commencement Date, reasonable wear and tear excepted. Notwithstanding anything herein to the contrary, Subtenant shall not be required to remove any Subtenant’s Alterations unless such removal is required pursuant to the terms of the Prime Lease. Notwithstanding anything herein to the contrary, in no event shall Subtenant have any obligation to remove any Alterations which were not constructed or performed by Subtenant, including without limitation any Alterations constructed or performed by or for Sublandlord during the term of the Sublease, or by or for Sublandlord during the term of the Prime Lease.

10.    Removal of Personal Property. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions (collectively, “Personal Property”), if any, owned or installed by Subtenant at its expense in the Sublease Premises will be and remain the property of Subtenant and may be removed by Subtenant at any time, provided that Subtenant, at its expense, must repair any damage to the Sublease Premises caused by such removal or by the original installation. Sublandlord may elect to require Subtenant to remove all or any part of Subtenant’s personal property at the expiration of the Sublease Term or sooner termination of this Sublease, in which event the removal will be done at Subtenant’s expense and Subtenant, prior to the end of the Sublease Term or upon sooner termination of this Sublease, will repair any damage to the Sublease Premises caused by its removal.

11.    Condition of Premises. Subtenant agrees to accept the Sublease Premises in an “AS IS” and “WITH ALL FAULTS” condition except that Sublandlord shall deliver the Sublease Premises to Subtenant vacant (or as otherwise set forth here in) and broom clean with all building systems in good working order, with all damage caused by its moving out repaired and otherwise in full compliance with the provisions of the Sublease and Lease. Without limiting the foregoing, Subtenant’s rights in the Sublease Premises are subject to all local, state and federal laws, regulations and ordinances governing and regulating the use and occupancy of the Sublease Premises and subject to all matters now or hereafter of record. Except as otherwise provided in this Sublease, Subtenant acknowledges that neither Sublandlord nor Sublandlord’s agent has made any representation or warranty as to:

(1)    the present or future suitability of the Sublease Premises for the conduct of Subtenant’s business;

(2)    the physical condition of the Sublease Premises;

(3)    the expenses of operation of the Sublease Premises;

(4)    the safety of the Sublease Premises, whether for the use of Subtenant or any other person, including Subtenant’s employees, agents, invitees or customers;

(5)    the compliance of the Sublease Premises with any applicable laws, regulations or ordinances; or

(6)    any other matter or thing affecting or related to the Sublease Premises.

Subtenant acknowledges that no rights, easements or licenses are acquired by Subtenant by implication or otherwise except as expressly set forth herein. Subtenant will, prior to delivery of possession of the Sublease Premises, inspect the Sublease Premises and become thoroughly acquainted with its condition. Subtenant acknowledges that the taking of possession of the Sublease Premises by Subtenant will be conclusive evidence that the Sublease Premises were in good and satisfactory condition at the time such possession was taken. Subtenant specifically agrees that, except as specifically provided by laws in force as of the date hereof, Sublandlord has no duty to make any disclosures concerning the condition of the Building and the Sublease Premises or the appropriateness of the Sublease Premises for Subtenant’s intended use and Subtenant expressly waives any duty which Sublandlord might have to make any such disclosures. Subtenant will comply will all laws and regulations relating to the use or occupancy of the Sublease Premises, including without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADA”).

12.    Insurance.

(a)    Coverage. At all times during the Sublease Term, Subtenant will, at its sole cost, procure and maintain the insurance coverage required of Sublandlord under the Prime Lease.

(b)    Policies. Subtenant must provide Sublandlord with certificates of insurance (with the policy of insurance required under Article 14.1 of the Prime Lease) showing Sublandlord and Prime Landlord as additional insureds on all policies of insurance by the earlier of the Commencement Date or the date Subtenant takes possession of the Sublease Premises. Subtenant’s policies of insurance shall provide that they are primary coverage for all matters insured therein. The certificate must provide for a thirty (30) day written notice to Sublandlord in the event of cancellation. Subtenant shall give thirty (30) days prior written notice to Sublandlord of any proposed material changes in coverage.

(c)    Subrogation. Sublandlord and Subtenant will each obtain from their respective insurers under all policies of fire, theft, public liability and other insurance maintained by either of them at any time during the

Sublease Term insuring or covering the Sublease Premises, a waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party. With respect to the waiver of subrogation contained in the Prime Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Prime Landlord, Sublandlord, and Subtenant.

13.    No Encumbrance. Subtenant will not voluntarily, involuntarily or by operation of law mortgage or otherwise encumber all or any part of Subtenant’s interest in the Sublease or the Sublease Premises.

14.    Default. The occurrence of any of the following shall constitute a default (an “Event of Default”) by Subtenant:

(a)    Failure to pay Rent when due, if such failure continues for five (5) business days after written notice has been given to Subtenant; provided that if Subtenant fails to pay Rent when due more than two (2) times during a consecutive twelve (12) month period during the Sublease Term, Sublandlord’s obligation to notify Subtenant of any such failure will end after the second such occurrence, and a noncurable Event of Default shall occur if Subtenant fails to pay any Rent due thereafter when such Rent is due; or

(b)    Failure to pay any other sum or charge payable by Subtenant hereunder as and when the same becomes due and payable, and such failure continues for more than five (5) business days after Sublandlord gives written notice thereof to Subtenant; provided that if Subtenant fails to pay any sum or charge when due more than two (2) times during a consecutive twelve (12) month period during the Sublease Term, Sublandlord’s obligation to notify Subtenant of any such failure will end after the second such occurrence, and a noncurable Event of Default shall occur if Subtenant fails to pay any sum or charge due thereafter when such sum or charge is due; or

(c)    Subtenant abandons or vacates the Sublease Premises without the intent to return; or

(d)    Failure to perform or observe any other agreement, covenant, condition or provision of this Sublease to be performed or observed by Subtenant as and when performance or observance is due, and such failure continues for more than twenty (20) days after Sublandlord gives written notice thereof to Subtenant, or if the default cannot be cured within said twenty (20) day period and Subtenant fails within said period to commence with due diligence and dispatch the curing of such default or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

(e)    Any act or omission on the part of Subtenant which is the basis of a claim by Sublandlord or Prime Landlord of a default under the Sublease or the Prime Lease (whether or not Sublandlord or Prime Landlord gives notice of such default to Subtenant) unless Subtenant cures such act or omission within (1) five (5) business days after Subtenant receives written notice from Sublandlord, Sublandlord or Prime Landlord of such act or omission or (2) such longer period of time permitted for cure under the Sublease or the Prime Lease, as applicable; or

The filing of a petition by or against Subtenant under the Federal Bankruptcy Code or any state bankruptcy or insolvency law (unless, in the case of a petition filed against Subtenant, Subtenant contests such petition and obtains a dismissal thereof within thirty (30) days after filing); Subtenant’s making any general assignment for the benefit of its creditors; the appointment of a trustee or receiver to take possession of all or any portion of Subtenant’s assets located at the Sublease Premises or of Subtenant’s interest under this Sublease (unless Subtenant contests such appointment and obtains repossession of such assets or interest within thirty (30) days); the attachment, execution or other judicial seizure of all or any portion of Subtenant’s assets located at the Sublease Premises or of Subtenant’s interest under this Sublease; or Subtenant’s acknowledgment in writing that it is insolvent or generally unable to pay its obligations as they fall due.

15.    Remedies for Subtenant Default. Upon and after the occurrence of any Event of Default, and pursuant to applicable law, Sublandlord shall have the right to exercise any remedy against Subtenant that Sublandlord may exercise for a default by Sublandlord under the Sublease. The rights and remedies of Sublandlord provided in this Sublease are, to the maximum extent permitted by law, cumulative and not mutually exclusive.

16.    Indemnification and Limitation on Liability.

(a)    Subtenant hereby agrees to indemnify Sublandlord and Sublandlord’s directors, officers, shareholders, partners, members, principals, employees, agents, servants, contractors, subcontractors, visitors, licensees, successors and assigns (collectively, “Sublandlord’s Representatives”) against and save Sublandlord and Sublandlord’s Representatives harmless from any and all losses, costs, damages, charges, liabilities, obligations, fines, penalties, claims, demands, or judgments and any and all expenses, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and costs of appeal, settlement and negotiations (collectively, “Claims”), arising out of or in connection with: (a) Subtenant’s use of the Sublease Premises; (b) the conduct of Subtenant’s business or any activity, work or thing done, permitted or suffered by Subtenant in, on or about the Sublease Premises or the Building; (c) any failure to perform or observe any of the terms, covenants, conditions or provisions required to be performed or observed by Subtenant under this Sublease or the Prime Lease; (d) any gross negligence or other misconduct of Subtenant or any of Subtenant’s Representatives in connection with the performance of Subtenant’s obligations under this Sublease; or (e) any mechanic’s lien and other liens and encumbrances filed by any person claiming by, through or under Subtenant, including security interests in any materials, fixtures, equipment and any other improvements or appurtenances installed in, located on or constituting part of the Sublease Premises. In the event that any action or proceeding is brought against Sublandlord by reason of any of clauses (a) through (e) inclusive of this Section 16(a), Subtenant shall, at the request of Sublandlord, assume the defense of the same at Subtenant’s sole cost with counsel reasonably satisfactory to Sublandlord. Sublandlord and its insurers shall each have the right to employ, at its expense, separate counsel in any such action or proceeding and to participate in the defense thereof provided, however, that counsel retained by Subtenant shall control the defense. Subtenant shall consent to and indemnify Sublandlord against the costs of any reasonable settlement agreed to by Sublandlord of such action or proceeding.

(b)    Sublandlord hereby agrees to indemnify Subtenant and Subtenant’s directors, officers, shareholders, partners, members, principals, employees, agents, servants, contractors, subcontractors, visitors, licensees, successors and assigns (collectively, “Subtenant’s Representatives”) against and save Subtenant and Subtenant’s Representatives harmless from any and all losses, costs, damages, charges, liabilities, obligations, fines, penalties, claims, demands, or judgments and any and all expenses, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and costs of appeal, settlement and negotiations (collectively, “Subtenant Claims”), arising out of or in connection with (a) any failure to perform or observe any of the terms, covenants, conditions or provisions required to be performed or observed by Sublandlord under this Sublease, the Sublease or the Prime Lease; and (b) any gross negligence or other misconduct of Sublandlord or any of Sublandlord’s Representatives in connection with the performance of Sublandlord’s obligations under this Sublease. In the event that any action or proceeding is brought against Subtenant by reason of any clauses (a) or (b) of this Section 16(b), Sublandlord shall, at the request of Subtenant, assume the defense of the same at Sublandlord’s sole cost with counsel reasonably satisfactory to Subtenant. Subtenant and its insurers shall each have the right to employ, at its expense, separate counsel in any such action or proceeding and to participate in the defense thereof. Sublandlord shall consent to and indemnify Subtenant against the costs of any reasonable settlement agreed to by Subtenant of such action or proceeding.

(c)    Subtenant hereby assumes all risk of damage to property or injury to persons in or on the Sublease Premises or arising from the use or occupation thereof from any cause whatsoever, except when caused by the gross negligence or willful misconduct of Sublandlord.

(d)    Sublandlord shall not be responsible or liable to Subtenant or to those claiming by, through or under Subtenant for any injury, loss or damage that may be occasioned by or through the acts or omissions of: (i) persons (other than Sublandlord or Sublandlord’s Representatives,) occupying other premises in the Building, or (ii) Sublandlord or Sublandlord’s Representatives, unless proximately caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s Representatives. Except to the extent caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s Representatives, Sublandlord shall not be responsible or liable to Subtenant for any defect or failure, in (or any act or omission in the construction of) the Building, the Sublease Premises or any Building system, nor shall it be responsible or liable for any injury, loss or damage to any person or property of Subtenant or Subtenant’s Representatives or any other person caused by or resulting from fire, electricity, gas, water, or other utility (or interruption therein) or from rain, snow, ice, theft, bursting, breakage, explosion, implosion, leakage, steam, running, backing up, seepage, or the overflow of water or sewerage in any part of the Building or for any injury, loss or damage caused by or resulting from acts of God or the elements. Subtenant shall give prompt notice to Sublandlord in case of fire, casualty, defect or accident in the Sublease Premises or in the Building or of defects therein or in any Building systems.

(e)    The indemnity obligations under this Section 16 shall survive the expiration or earlier termination of this Sublease.

Subject to the express provisions of this Sublease, Subtenant hereby expressly assumes any and all indemnity obligations of Sublandlord under the Lease that relate to the Sublease Premises.

17.    Assignment and Subletting. Subtenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Subtenant’s interest in this Sublease or in the Sublease Premises, without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and, if required under the Prime Lease, the prior written consent of Prime Landlord.

18.    Signs. Subtenant shall have the right to install signage and use of the Building’s directory as permitted under the Prime Lease, subject to any approval required by Prime Landlord, if applicable. Subtenant shall have the right to place identification signs on doors leading from the common corridor into the Sublease Premises with the approval of Sublandlord and Prime Landlord, if required under the Prime Lease, but Subtenant shall repair, or reimburse Sublandlord on demand for the cost of repairing, any damage to such doors resulting from the installation or removal of such signage.

19.    Brokers. Each of Sublandlord and Subtenant represents to the other Party that it has not employed or consulted with any broker other than LSLNY LLC d/b/a LSL Advisors and Newmark Knight Frank with respect to this Sublease. Sublandlord agrees to pay a leasing commission to LSLNY LLC d/b/a LSL Advisors pursuant to a separate agreement.

20.    Holding Over. If Subtenant holds over after the expiration of the Sublease Term or earlier termination of this Sublease, with or without the express or implied consent of Sublandlord, then at the option of Sublandlord, Subtenant will become and be only a month-to-month tenant at a rent equal to two hundred percent (200%) of the Rent payable by Subtenant immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified. Notwithstanding any provision to the contrary contained herein, (i) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Sublease Premises upon the expiration of the Sublease Term or upon the earlier termination of this Sublease and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any holding over, and (ii) Subtenant will indemnify, defend and hold Sublandlord harmless from and against any and all liabilities, claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, reasonable attorneys’ fees incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Sublease Premises on the expiration of the Sublease Term or earlier termination of this Sublease.

21.    Subordination. This Sublease is subject and subordinate to the Prime Lease, any ground leases, and to all mortgages and deeds of trust which may now or hereafter affect such leases, the leasehold estate or estates thereby created or the real property of which the Sublease Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, Sublandlord agrees not to terminate, modify or amend the Sublease during the Term of the Sublease or to suffer or permit any of the foregoing.

22.    Notices. Any notice required or permitted to be given hereunder shall be in writing and delivered to the applicable party personally, or by United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service such as FedEx for next business day delivery, in any case to the address indicated for such party below; and shall be deemed given, delivered and received only upon such personal delivery or at the time of delivery or attempted delivery shown upon such receipt:

If to Sublandlord:	Web.com Group, Inc.
5335 Gate Parkway

Jacksonville, Florida 32256
Attention: General Counsel

If to Subtenant:	Braze, Inc.
330 West 34th Street
New York, New York 10001
Attention : General Counsel

With a copy to:	Rheem Bell & Freeman, LLP
20 West 36th Street, 12th Floor
New York, New York 10016
Attention: Casey Smith, Esq.

The parties herby authorize their attorneys to sign and send any notices required or permitted to be given hereunder

23.    Waivers. The failure or delay of either Party to insist in any instance upon the strict performance or observance of any obligation or condition on the part of the other under this Sublease, or to exercise any right or remedy provided herein, shall not be deemed a waiver of such obligation, condition, right or remedy, except where this Sublease provides expressly that a right or remedy must be exercised within a specific time and such time has elapsed. No waiver by either Party of any right or obligation contained in this Sublease shall be deemed to have been made, unless made expressly in writing by the Party entitled to the performance of the obligation, satisfaction of the condition or exercise of the right in question. Sublandlord’s acceptance of any partial payment of Rent due Sublandlord hereunder shall not satisfy or discharge Subtenant’s obligation to pay the balance of Rent then due, nor shall Sublandlord’s acceptance of any payment of Rent when Subtenant is in breach of any other obligation or condition under this Sublease be deemed a waiver of such breach.

24.    Estoppel Certificates.

(1)    Obligation to Provide. Either Party will at any time upon not less than ten (10) days’ prior written notice from the other Party execute, acknowledge and deliver to the requesting Party a statement in writing (i) certifying that this Sublease is unmodified and in full force and effect (or, of modified, stating the nature of such modification and certifying that his Sublease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the best knowledge of the delivering Party, any uncured defaults on the part of the requesting Party hereunder or, if Subtenant is the requesting Party, of Sublandlord under the Sublease, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer to the Sublease Premises, and/or by any person or entity offering or extending financing to Subtenant.

(2)    Failure to Provide. If either Party fails to deliver a statement within the time required by Section 24(1) above, then the requesting Party shall deliver to the other Party a written reminder notice and if such Party again fails to deliver such statement within five (5) business days after receipt of the reminder notice, then at the requesting Party’s option, such failure will be conclusive upon the other Party (i) that this Sublease is in full force and effect, without modification except as may be represented by the requesting Party, (ii) that there are no uncured defaults in the requesting Party’s performance hereunder or, if Sublandlord is the requesting Party, in Sublandlord’s performance under the Prime Lease, and (iii) that not more than one month’s rent has been paid in advance. Notwithstanding the foregoing, if Subtenant’s failure to deliver an estoppel certificate shall constitute a default by Sublandlord under the Prime Lease, Subtenant shall be in default under this Sublease.

25.    Computation of Time. The term “day” means a calendar day, and the term “business day” means any day other than a Saturday, Sunday or a bank holiday under the laws of the United States or the State in which the Sublease Premises are located. Any period of time specified in this Sublease which would otherwise end upon a non-business day shall be extended to, and shall end upon, the next following business day.

26.    Quiet Enjoyment. Subtenant, upon paying the Rent and performing each of its obligations under this Sublease, shall lawfully and quietly hold, occupy and enjoy the Sublease Premises, as is relevant, during the Term of this Sublease without hindrance or molestation of anyone lawfully claiming by, through or under Sublandlord, subject, however, to the provisions of the Prime Lease and any ground Lease. Sublandlord will have the right to enter the Sublease Premises at any time, in the case of an emergency, and otherwise at reasonable times during Subtenant’s normal business hours with at least one full business day’s prior written notice, for the purpose of inspecting the condition of the Sublease Premises and for verifying compliance by Subtenant with this Sublease and the Prime Lease and permitting Sublandlord to perform its obligations under this Sublease and provided Sublandlord shall not unreasonably interfere with or disrupt the normal operation of Subtenant’s business.

27.    Entire Agreement; Modification; Binding Effect. This Sublease constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof. This Sublease may not be modified, amended, supplemented or otherwise changed, except by a writing executed by both Parties. Except as otherwise expressly provided herein, this Sublease shall bind and inure to the benefit of the Parties and their respective successors and assigns.

28.    Attorneys’ Fees. Should either Party institute any action or proceeding to enforce any provision of this Sublease or for damages by reason of an alleged breach of any provision hereof, the prevailing Party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding.

29.    Execution in Counterparts. This Sublease may be executed in two counterparts, and by each Party on a separate counterpart, each of which when so executed and delivered shall be deemed an original, and both of which when taken together shall constitute but one and the same instrument. Facsimile, pdf and DocuSign signatures shall be considered original signatures.

30.    Governing Law. This Sublease shall be governed by and interpreted in accordance with the laws of the State in which the Sublease Premises are located.

31.    WAIVER OF JURY TRIAL. SUBLANDLORD AND SUBTENANT, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS SUBLEASE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS SUBLEASE OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THEY EXTENT THEY MAY LEGALLY DO SO, SUBLANDLORD AND SUBTENANT AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE JURY TRIAL WAIVER PROVISION CONTAINED IN THIS SECTION.

Sublandlord’s Initials                                 Subtenant’s Initials.

32.    Warranty of Signers. Each individual executing and delivering this Sublease Agreement on behalf of a Party hereby represents and warrants that he or she is authorized and empowered to make such execution and delivery.

33.    Partial Invalidity. If any term or provision of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Sublease shall be valid and enforced to the fullest extent permitted by law.

34.    Captions. The captions appearing within the body of this Sublease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Sublease or of any provision thereof.

35.    Sublandlord’s Personal Property.

Sublandlord is leaving at the Sublease Premises for Subtenant’s use certain fixtures, furniture, and equipment belonging to Sublandlord (“Sublandlord’s Property”). A schedule of Sublandlord’s Property, including all desks and chairs, is attached hereto as Exhibit B. Sublandlord’s Property is provided to Subtenant in its “AS-IS” condition, without representation or warranty of any kind, express or implied, including warranties of merchantability or fitness for a particular purpose. Subtenant’s use of Sublandlord’s Property shall be expressly subject to the terms, conditions and covenants of the Sublease. On or before the last day of the Term, Sublandlord shall convey Sublandlord’s Property to Subtenant, and at such time Subtenant shall become owner of Sublandlord’s Property and Sublandlord shall have no further rights or obligations in connection therewith.

36.    MDF Room.

Sublandlord and Subtenant mutually agree that, during the first twelve (12) months of the Term only, Sublandlord shall be permitted to maintain space in the designated server room (“MDF Room”) of the Premises for four (4) server racks with server equipment and circuits. On or prior to the twelve (12) month anniversary of the Commencement Date, time being of the essence, Sublandlord shall remove from the MDF Room all of Sublandlord’s server equipment, but shall leave the four (4) server racks as part of the Sublandlord’s Property hereunder, and any and all other property of Sublandlord remaining in the MDF Room subsequent to the twelve (12) month anniversary of the Commencement Date shall be deemed abandoned by Sublandlord and Subtenant may dispose of same in Subtenant’s sole discretion without any liability to Sublandlord whatsoever.

In addition, Sublandlord agrees that it shall make available in the MDF Room for Subtenant’s exclusive use a network rack that is free of Sublandlord’s equipment to enable Subtenant to run its network from the MDF Room, and Sublandlord shall not interfere with, impede access to or otherwise disturb Subtenant’s use of the network rack. Sublandlord agrees that Subtenant shall have no obligation to provide any special conditions, including without limitation, additional electrical access or air conditioning, within the MDF Room during the twelve month period that Sublandlord shall have use of and access to such MDF Room.

Upon reasonable prior notice (which may be oral), Subtenant shall permit Sublandlord to access the MDF Room during Subtenant’s normal business hours, or at such other times as an appropriate Subtenant representative is present at the Sublease Premises and able to facilitate such access, only.

Sublandlord agrees and acknowledges that any and all such access must be accompanied and overseen by a representative of Subtenant. The parties agree this will be at no expense to Sublandlord during normal business hours. Notwithstanding the foregoing provisions, Sublandlord covenants and warrants Subtenant shall be in control of the MDF Room per its SOC 2 and ISO Security requirements. The foregoing provisions constitute the entire agreement of Sublandlord and Subtenant with respect to the MDF Room which, except as expressly provided for in this Section, shall at all times be deemed part of the Sublease Premises and subject to the exclusive use, enjoyment and control of Subtenant throughout the Term.

(Balance of Page left empty)

(Signatures continued on next page)

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above.

SUBLANDLORD: Web.com Group, Inc.

By:	/s/ Christina L. Clohtcy
Name: Christina L. Clohtcy
Title: CFO

SUBTENANT: Braze, Inc.

By:	/ s/ Bill Magnuson
Name: Bill Magnuson
Title: CEO

EXHIBIT A

PRIME LEASE

EXHIBIT B

Schedule of Sublandlord’s Property

Pantry/Cafe:

20 Tables, 40 Chairs

1 Mini Refrigerator/Storage (Cold Brew/Kombucha)

2 Large Refrigerators

Recreation:

Conference Areas (Centipede, Galaga — 1 table, 2 chairs each, NBA Jam — conference table, 8 chairs, 1 standing monitor, 1 wall monitor, 1 storage unit)

1 Ping-Pong Table

6 Couches

2 Small Monitors

1 Large Standing Monitor

2 Lounge Tables

2 Storage Units

Office:

Total 214 Seating Units/214 Chairs (Reception 1 cubicle, 1 chair)

Conference Areas —

Donkey Kong (conference table, 11 chairs, projector, wall mount tv, Logitech

Double Dragon (conference table, 6 chairs, 1 wall mount monitor)

Super Mario Bros (1 conference table, 6 chairs)

Legend of Zelda (1 conference table, 6 chairs)

Space Invaders (1 conference table, 10 chairs, 1 wall mount monitor)

Street Fighter (1 conference table, 6 chairs, 1 wall mount monitor)

Mortal Kombat (1 conference table, 6 chairs, 1 wall mount monitor)

Q’Bert (1 conference table, 6 chairs, 1 wall mount monitor)

Pong (1 conference table, 6 chairs, 1 wall mount monitor)

Doom (1 conference table, 6 chairs, 1 wall mount monitor)

Quake (1 conference table, 6 chairs, 1 wall mount monitor)

Office (cont.):

MDF Room —

1 42 Unit Server Rack

2 45 Unit Server Rack

1 45 Unit Communications Rack

1 AC

1 Transformer

Lounge Area —

Fortress of Solitude (7 chairs, 1 bookcase, 1 wall mount monitor, 1 couch, 4 tables)

2 Treadmills

4 Couches

2 Supply Cabinets

2 Laserjet Printers

1 Copier — leased, will be returned

Telephone Conference Areas —

Duck Hunt (1 conference table, 2 chairs, 1 wall mount monitor)

Sonic (1 conference table, 2 chairs, 1 wall mount monitor)

Mounted Monitors —15

Standing Monitors — 9